Exhibit 23.1

Consent of Mountjoy & Bressler, LLP, Independent Registered Public Accounting Firm

          We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 - No. 333-               ) and related Prospectus of Industrial Services of America, Inc. for the registration of 40,000 shares of its Common Stock (.005 par value) and to the incorporation by reference therein of our report dated February 13, 2006, with respect to the consolidated financial statements of Industrial Services of America, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ MOUNTJOY & BRESSLER, LLP

Louisville, KY
May 24, 2006